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Exhibit 5

[Fleischman and Walsh, L.L.P. letterhead]

December 15, 2003

Panhandle Eastern Pipe Line Company, LLC
5444 Westheimer Road
P.O. Box 4967
Houston, Texas 77210-4967

  RE:
  Registration Statement on Form S-4 Relating to the Registration of Exchange Notes (as defined below) of Panhandle Eastern Pipe Line Company, LLC

Ladies and Gentlemen:

        We have acted as counsel to Panhandle Eastern Pipe Line Company, LLC, a Delaware limited liability company (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement"), relating to the proposed issuance and sale by the Company of up to $300,000,000 aggregate principal amount of its 4.80% Senior Notes due 2008, Series B (the "4.80% Senior Notes"), and $250,000,000 aggregate principal amount of its 6.05% Senior Notes due 2013, Series B (the "6.05% Senior Notes" and, together with the 4.80% Senior Notes, the "Exchange Notes"). The Exchange Notes are to be issued in exchange for an equal aggregate amount of the Original Notes pursuant to a Registration Rights Agreement, dated as of August 18, 2003 (the "Registration Rights Agreement"), among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, Inc. and the other initial purchasers named therein. The Exchange Notes are to be issued pursuant to the terms of the Indenture, dated as of March 29, 1999, between J.P. Morgan Trust Company, N.A. (as successor to NBD Bank), as trustee (the "Trustee"), and the Company, as amended and supplemented by the Third Supplemental Indenture, dated as of August 18, 2003 (as so amended and supplemented, the "Indenture"). Capitalized terms that are used but not defined herein have the meanings ascribed to them in the prospectus that forms a part of the Registration Statement.

        As counsel to the Company, we have examined: (i) the Registration Statement and exhibits thereto, including the prospectus, in the form filed with the Commission; (ii) the Indenture; (iii) the Registration Rights Agreement; (iv) the Company's certificate of formation and limited liability company agreement as in effect on the date hereof; (v) pertinent resolutions heretofore adopted by the Company's Board of Managers; (vi) certificates and other representations of public officials and the Company's officers, managers and representatives; and (vii) such other documents and records of the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion.

        In our examination of documents submitted to us, we have assumed: (i) the genuineness of all such documents submitted to us as originals and the conformity to original and certified documents of all copies submitted to us as forms, or conformed or photocopied copies, thereof; (ii) the genuineness of all signatures thereon; (iii) the legal capacity of natural persons who are parties to documents that we reviewed; (iv) the power and authority of all signatories thereto other than the Company to execute and deliver, and perform under, the documents that we have reviewed; and (v) the due execution and delivery of all documents that we reviewed by all parties thereto other than the Company. We have also assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the Exchange Notes. As to various questions of fact material to our opinion, we conducted no independent investigation and we have relied solely upon representations, statements or certificates of officers, managers and representatives of the Company and other persons with responsibility for such matters.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Exchange Notes have been duly authorized by the Company and, when (a) the Registration Statement has been declared effective, (b) the Exchange Notes have been duly executed by the Company and (c) the Exchange Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Original Notes in accordance with the Registration Rights Agreement and the terms set forth in the prospectus which is included in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors' rights generally or debtors' obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        The opinions we have expressed herein are limited to the laws of the District of Columbia, applicable federal securities laws and the Limited Liability Company Act of the State of Delaware, in each case as in effect as of the date of this opinion. We assume no responsibility as to the applicability of any other laws (including conflicts of law rules) or the laws of any other jurisdiction, including application of the securities laws or blue sky laws of the various states, to the subject transaction or the effect of such laws. We express no opinion as to the effect on the Exchange Notes of any law that purports to limit the rate of interest that legally may be contracted for, charged or collected.

        The opinion expressed herein is rendered to the Company in connection with the filing of the Registration Statement and for no other purpose. The opinion expressed herein may not be used or relied on by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without our prior written consent, except as noted below.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Maters" in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

        Please be advised that Fleischman and Walsh, L.L.P., and certain attorneys associated with Fleischman and Walsh, L.L.P., have beneficial interests in shares of common stock of Southern Union Company, which indirectly owns all of the membership interests in the Company.

        Questions regarding the opinions expressed herein should be directed to Stephen A. Bouchard, a partner with this firm.

                      Sincerely,

                      /s/ FLEISCHMAN AND WALSH, L.L.P.

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  Exhibit 5